Civeo Receives Continued Listing Standard Notice from NYSE
HOUSTON, TEXAS, December 4, 2019 — Civeo Corporation (NYSE: CVEO) today announced that on November 27, 2019, Civeo was notified by the New York Stock Exchange of its noncompliance with continued listing standards because the average closing price of its common shares over a prior 30 consecutive trading day period had fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.
In response to the letter, Bradley J. Dodson, Civeo’s President and Chief Executive Officer, stated, “Oil prices have fallen since early summer due to continued demand growth volatility and fear of a global economic slowdown, creating increased pressure on energy capital markets, particularly for small-cap companies with operations in the U.S. and Canada such as Civeo. Our shares have traded below $1.00 per share for a period of time long enough for the NYSE to issue a non-compliance notice. In response, the Company’s Board of Directors is reviewing all available alternatives to return to compliance with the NYSE continued listing standards. If necessary, the Company’s Board of Directors intends to propose a reverse share split for shareholder approval at the Company’s annual meeting of shareholders currently scheduled for May 2020.”
As required by the NYSE, the Company has notified the NYSE of its intent to cure the deficiency and restore its compliance with the NYSE continued listing standards. In general, a listed company has a period of six months following the receipt of the notice to regain compliance. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Company’s common shares must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30 trading day period ending on the last trading day of such month. If shareholder approval is required, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. During this period, subject to Civeo’s compliance with other NYSE continued listing requirements, Civeo’s common shares will continue to be traded on the NYSE under the symbol “CVEO” but will have an added designation of “.BC” to indicate the status of the common shares as below compliance. If Civeo is unable to regain compliance, the NYSE will initiate procedures to suspend and delist Civeo’s common shares.
The NYSE notification does not affect Civeo’s business operations or its Securities and Exchange Commission reporting requirements and does not result in a default under any of the Company’s material debt agreements.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 29 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking

Active 24592929.2    1

statements in this news release include the statements regarding Civeo’s future plans, including with respect to restoring compliance with NYSE continue listing standards. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the acquisition of Action Catering, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the Company’s common shares and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2018 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Regan Nielsen
Civeo Corporation
Director, Corporate Development & Investor Relations
713-510-2400

Jeffrey Spittel
FTI Consulting
832-667-5140

Active 24592929.2    2